Exhibit 99.1

FOR IMMEDIATE RELEASE	For investor inquiries, contact
Jeffery Aberdeen, Controller, at
Jeff.Aberdeen@Commercebank.com
Or 816-234-2081;
For media inquiries, contact
Jeanne Howard, Dir. of Regional Marketing,
Jeanne.Howard@commercebank.com or
314-746-3672
COMMERCE TO PURCHASE AUCTION-RATE SECURITIES FROM
CUSTOMERS
KANSAS CITY, MO – August 15, 2008 – In an effort to meet the liquidity needs of its customers who have purchased auction-rate securities from the bank and have been affected by the collapse of that market, Commerce Bank, N.A. and Commerce Brokerage Services Inc. (Commerce) will offer to repurchase their auction-rate securities. Commerce is a subsidiary of Commerce Bancshares, Inc. (NASDAQ:CBSH). While Commerce considers auction-rate securities to be high quality, investment-grade instruments with a fair rate of return, in February of this year, the auction-rate securities market became illiquid and auctions failed.
Commerce has followed this situation closely and has been working diligently to address the liquidity concerns for customers on a case-by-case basis. At the same time, Commerce worked with the issuers of auction-rate securities and governmental entities to explore broader solutions to the liquidity situation. With no broad solution forthcoming, Commerce will offer relief by buying back all of its customers’ auction-rate securities bought from Commerce at par value. Approximately 140 Commerce customers hold an estimated $545 million in auction-rate securities where auctions are failing.
-more-

Add One
Commerce Bancshares, Inc.
Between August 25 and September 30, 2008, Commerce will offer to purchase auction-rate securities at par value from its customers. The difference between the purchase price and the market value of these securities is estimated to be approximately $28 million on a pre-tax basis. The actual pre-tax loss to Commerce as of the date of purchase will depend on the market value at that time and the amount of securities purchased. All the securities that Commerce will purchase are investment-grade with $420 million being AAA securities backed by federally insured student loans, issued by state student loan authorities.
Commerce will continue in its efforts with issuers and the government sector to pursue global solutions for this national problem.
About Commerce Bank
Commerce Bank, N.A. is a subsidiary of Commerce Bancshares, Inc. (NASDAQ: CBSH), a $17 billion regional bank holding company. For more than 140 years, Commerce Bank has been meeting the financial services needs of individuals and businesses. Commerce Bank provides a diversified line of financial services, including business and personal banking, wealth management and estate planning and investments through its subsidiary and affiliated companies. Commerce Bank currently operates in approximately 350 locations in Missouri, Kansas, Illinois, Oklahoma and Colorado. Commerce Bancshares also has operating subsidiaries involved in mortgage banking, leasing, credit-related insurance, and venture capital activities.
For additional information, please visit www.commercebank.com or email mymoney@commercebank.com.
# # #